Exhibit 99.2

Oceaneering Declares Quarterly Dividend

October 26, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced today that its Board of Directors declared a regular quarterly dividend of $0.15 per common share. The dividend is payable December 20, 2011 to shareholders of record at the close of business on December 1, 2011.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com.